OLD POINT FINANCIAL CORPORATION ANNOUNCES

SECOND QUARTER 2005 EARNINGS

July 19, 2005, Hampton, VA Old Point Financial Corporation (Nasdaq “OPOF”) announced today that it had surpassed $700 million in assets for the first time in its history. Assets at the end of the quarter are $700.3 million, a 3.7% increase over June 30, 2004 assets of $675.3 million. Net loans also increased by 3.7% to $432.9 million. Net income for the quarter was $1.9 million and $3.9 million for the six months ending June 30 2005, as compared with second quarter 2004 net income of $2.3 million and $4.4 million for the first six months of 2004.

In commenting on the quarterly results, Robert F. Shuford, Chairman, President and CEO of Old Point Financial Corporation said, “We are in the midst of an expansion program. Expanding our footprint and building our franchise in Hampton Roads is expensive. In addition, compliance with Sarbanes Oxley has been very costly.”

Expansion began early in 2005 with the opening of the seventeenth Old Point National Bank branch office in the New Town section of Williamsburg. Renovation of the eighteenth office, an existing former bank branch on Independence Boulevard in the Town Center area of Virginia Beach, is almost complete. This office should open late in the third quarter 2005. The nineteenth office, in the Eagle Harbor section of Isle of Wight County, should be open in early 2006. Personnel to staff these offices have been added in anticipation of these new branches.

As a publicly traded company on NASDAQ, Old Point Financial Corporation is subject to the requirements of the Sarbanes Oxley Act (SOX), which requires companies to ensure compliance with stringent internal control procedures. Old Point has committed significant resources to comply with Sarbanes Oxley.

Return on Average Assets (ROA) for year-to-date 2005 is 1.14%, and Return on Average Equity (ROE) is 11.20%.

Old Point Financial Corporation, ("OPOF" - Nasdaq SmallCap Market) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 17-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com

For more information contact: Lani Chisman Davis, Marketing Director, 757/728-1286

Old Point Financial Corporation
Consolidated Balance Sheets

(in thousands, except per share data)

Assets
	30-Jun-05	30-Jun-04
Cash and due from banks	$ 20,082	$ 21,318
Federal Funds Sold	11,894	1,372
Cash and cash equivalents	31,976	22,690
Securities available-for-sale, at fair value	196,636	193,490
Securities held-to-maturity
(fair value approximates $3,188 and $9,321)	3,115	9,074
Loans, net of allowance for loan losses of
$4,179 and $4,743	432,939	417,509
Premises and Equipment, net	19,624	16,871
Other Assets	16,013	15,710

Total Assets	$ 700,303	$ 675,344

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$ 104,548	$ 120,171
Savings deposits	191,806	180,924
Time deposits	212,971	211,829
Total Deposits	509,325	512,924
Federal funds purchased, repurchase agreements	48,370	35,635
and other borrowings
Federal Home Loan Bank Advances	70,000	60,000
Accrued expenses and other liabilities	1,707	2,940

Total Liabilities	$ 629,402	$ 611,499

Stockholders' Equity
Common stock, $5.00 par value	20,081	19,980
2005 2004
Shares Authorized 10,000,000 10,000,000
Shares Outstanding 4,016,144 3,995,872
Additional paid-in capital	14,153	13,369
Retained earnings	37,402	32,396
Accumulated other comprehensive income(loss)	(735)	(1,900)

Total stockholders' equity	70,901	63,845

Total liabilities and stockholders' equity	$ 700,303	$ 675,344

Unaudited
Old Point Financial Corporation
Consolidated Statements of Earnings
	in thousands, except per share data
Interest Income		3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
		30-Jun-05	30-Jun-04	30-Jun-05	30-Jun-04
Interest and fees on loans		$6,908	$6,398	$13,663	$12,837
Interest on federal funds sold		51	19	86	62
Interest on securities
Taxable		1,313	1,339	2,688	2,513
Exempt from Federal income tax		426	476	869	971
Dividends and interest on all other securities		50	33	105	64
Total interest income		8,748	8,265	17,411	16,447

Interest Expense

Interest on savings deposits		343	240	665	475
Interest on time deposits		1,598	1,402	3,083	2,755
Interest on federal funds purchased, securities		278	75	502	141
sold under agreement to repurchase and other
borrowings
Interest on Federal Home Loan Bank advances		550	546	1,134	1,086
Total interest expense		2,769	2,263	5,384	4,457

Net Interest Income		5,979	6,002	12,027	11,990
Provision for loan losses		225	200	450	350

Net interest income after provision for loan losses		5,754	5,802	11,577	11.640

Noninterest Income

Income from fiduciary activities		696	641	1,414	1,312
Service charges on deposit accounts		1,185	1,276	2,258	2,025
Other service charges, commissions and fees		401	374	899	780
Income from bank owned life insurance		125	115	247	225
Gains (loss) on available-for-sale securities, net		4	47	9	199
Other operating income		140	103	230	162
Total other income		2,551	2,556	5,057	4,703

Noninterest Expense

Salaries and employee benefits		3,564	3,259	6,975	6,467
Occupancy and equipment		744	722	1,501	1,466
Supplies		135	112	234	201
Postage and courier		116	116	234	216
Service fees		147	129	277	221
Data processing		147	150	294	302
Marketing		188	101	252	202
Customer development		134	101	265	189
Employee professional development		164	138	279	248
Other		442	419	968	863
Total noninterest expenses		5,781	5,247	11,279	10,375

Income before income taxes		2,524	3,111	5,355	5,968
Income tax expense		670	805	1,444	1,569

Net Income		1,854	2,306	3,911	4,399

Basic Earnings Per Share
Average shares outstanding		4,016,144	3,994,255	4,015,763	3,988,908
Net income per share of common stock		$0.46	$0.58	$0.97	$1.10

Diluted Earnings Per Share
Average shares outstanding		4,095,746	4,076,304	4,098,913	4,081,281
Net income per share of common stock		$0.45	$0.57	$0.95	$1.08

Cash Dividends Declared		$0.16	$0.15	$0.31	$0.30